UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2014

DAIS ANALYTIC CORPORATION
(Exact name of registrant as specified in its charter)

New York	000-53554	14-760865
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11552 Prosperous Drive
Odessa, Florida 33556
(Address of Principal Executive Offices)(Zip Code)

(727) 375-8484
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Copies to:

Peter DiChiara, Esq.
SICHENZIA ROSS FRIEDMAN FERENCE LLP
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

As reported in a Current Report on Form 8-K filed on January 27, 2014 by Dais Analytic Corporation (the “Company”), the Company entered into a Securities Purchase Agreement (the “SPA”) with an investor, Soex (Hong Kong) Industry & Investment Co., Ltd., a Hong Kong corporation (the “Investor”), pursuant to which the Company agreed to sell 37.5 million shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), for $1.5 million, at $0.04 per share pursuant to Regulation S. The Company received the balance of the $1.5 million from the Investor on March 3, 2014, ahead of the March 7, 2014 deadline specified in the SPA and has issued the 37.5 million shares of Common Stock to the Investor.

The Company shall use the proceeds from the sale of the Common Stock for working capital, business development and as registered capital in an entity, which the Company is expected to be the majority owner (the “China Subsidiary”), to be incorporated in China with the Investor. Upon formation of this entity, the Investor shall provide additional funds to the China Subsidiary, as negotiated and agreed upon between the Parties and as needed to fund the China Subsidiary including, but not limited to funds to secure and pay personnel and build the required facilities and infrastructure to sell the Company’s ConsERV and Aqualyte materials products in China.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dais Analytic Corporation

Dated: March 7, 2014	By:	/s/ Timothy N. Tangredi
Timothy N. Tangredi
Chief Executive Officer and President

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